Exhibit 99.1

Morton’s Restaurant Group, Inc. to Redeem Series A Convertible Preferred Stock on

January 23, 2012

CHICAGO—(BUSINESS WIRE)—December 23, 2011—Morton’s Restaurant Group, Inc. (NYSE: MRT) (the “Company” or “Morton’s”) announced today that it will redeem all of its issued and outstanding shares of Series A Convertible Preferred Stock on January 23, 2012. The Series A Convertible Preferred Stock will be redeemed at a redemption price of $5.00 per share in cash, without interest, less any applicable tax withholding as may be required by law. The redemption and paying agent for the redemption is American Stock Transfer and Trust Company, LLC (“AST”). For more information, holders of the securities may contact AST at (877) 248-6417 or write to AST at American Stock and Transfer Company, LLC, Corporate Actions Department, 6201 15th Avenue, Brooklyn, NY 11219.

About the Company

Morton’s Restaurant Group, Inc. is the world’s largest operator of company-owned upscale steakhouses. Morton’s steakhouses have remained true to our founders’ original vision of combining generous portions of high quality food prepared to exacting standards with exceptional service in an enjoyable dining environment. As of December 23, 2011, the Company owned and operated 77 Morton’s steakhouses located in 64 cities across 26 states, Puerto Rico and six international locations (Hong Kong, Macau, Shanghai, Mexico City, Singapore and Toronto), as well as Trevi, our Italian restaurant, which is located next to the ‘Fountain of the Gods’ at The Forum Shops at Caesars Palace in Las Vegas, NV. Please visit the Morton’s website at www.mortons.com.

CONTACT:

Ronald M. DiNella

Senior Vice President, Chief Financial Officer and Treasurer

Morton’s Restaurant Group, Inc.

(312) 923-0030